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                                                                      EXHIBIT 12


BOEING CAPITAL CORPORATION AND SUBSIDIARIES
Computation of Ratio of Income to Fixed Charges

                                                                            Three months ended
                                                                                 March 31,
(Dollars in millions)                                                      2001              2000
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
INCOME:
    Income before provision for income taxes                        $         40.2    $         28.1
    Fixed charges                                                             73.6              57.0
                                                                    ------------------------------------
    Income before provision for income taxes and fixed charges      $        113.8    $         85.1
                                                                    ====================================

FIXED CHARGES:
    Interest expense                                                $         72.7    $         56.1
    Preferred stock dividends                                                  0.9               0.9
                                                                    ------------------------------------
                                                                    $         73.6    $         57.0
                                                                    ====================================

Ratio of income before provision for income taxes and fixed
    charges to fixed charges                                                1.55              1.49
                                                                    ====================================

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